Exhibit 10.38

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is made, entered into, and dated as of this       day of July, 2003, among Peregrine Systems, Inc. (“PSI”), Fujitsu Transaction Solutions, Inc. (“Fujitsu), and Fleet Business Credit LLC (“Fleet”) (collectively, the “parties”), with reference to the following:

RECITALS

A.            On September 29, 2000, PSI and Fujitsu-ICL Systems Inc.’s e-Business Services division, Fujitsu’s predecessor-in-interest (“ICL”), entered into a certain Schedule A. numbered 00SS092201A (“Schedule A”), pursuant to which PSI agreed to (i) license to ICL generally available and deliverable ServiceCenter, AssetCenter, InfraTooIs and Get. It software products (the “Schedule A Licenses”), in exchange for ICL’s payment of a non-cancellable license fee of $3,000,000.00; and (ii) provide twelve (12) months of maintenance services for the Schedule A Licenses, in exchange for ICL’s payment of $600,000.00.

B.            Effective on October 3, 2000, PSI and ICL entered into a Professional Services Agreement (e-Business Services) No. PSI00l, as supplemented by that certain Statement of Work of even date (collectively, the “Professional Services Agreement”), pursuant to which Fujitsu agreed to provide PSI with general consulting services, as described therein, in exchange for PSI’s agreement to pay Fujitsu $3,600,000.00.

C.            Effective September 28, 2001, PSI and Fujitsu entered into a Master Software License Agreement Number SP-US-003119V01 (the “License Agreement”), a Strategic Alliance Agreement, attached as Exhibit B to the License Agreement (the “Strategic Alliance Agreement”) and an Addendum 1 to the Professional Services Agreement with an effective date of September 28, 2001 (“Addendum 1”). Pursuant to the License Agreement, PSI agreed to license to Fujitsu certain deliverable products in exchange for Fujitsu’s payment to PSI of a license fee of $6,000,000.00 (the “License Fee”).  Pursuant to the Strategic Alliance Agreement, PSI and Fujitsu were to attempt to develop jointly retail specific versions of certain PSI products (the “Integrated Offering Project”) on the terms and conditions set forth in the Strategic Alliance Agreement and in Statements of Work to be agreed upon between the parties. Fujitsu contends that the License Agreement, Strategic Alliance Agreement, Addendum 1 and other contemporaneously executed documents (the foregoing, together with Schedule A and the Professional Services Agreement, collectively, the “Agreements”) constitute a single transaction. The other parties dispute that contention.

D.            On September 22, 2002 (the “Petition Date”), PSI and its wholly-owned subsidiary Peregrine Remedy, Inc. (collectively, with PSI, the “Debtors”), filed petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Court”), commencing the Debtors’ bankruptcy cases, jointly administered under Case No. 02-12740 (the “Cases”).

E.             On December 20, 2002, Fujitsu filed a Proof of Claim in the Cases, asserting a liability of “$15,000,000+” (the “Claim”). The Claim was assigned number 681. Pursuant to the Claim, Fujitsu asserts that PSI is obligated to it on account of the following liabilities:

1.             $2,338,525.00, representing the “value of software” to which Fujitsu contends it is presently entitled pursuant to the Agreements;

2.             $500,000.00, representing funds allegedly received by PSI from Johnson & Johnson as the proceeds of the sale of software allegedly owned by Fujitsu, which amount Fujitsu contends is due it pursuant to the Agreements;

3.             $378,080.00, arising from PSI’s alleged breach of the Strategic Alliance Agreement/License Agreement and representing the value of time allegedly spent by Fujitsu employees and/or consultants in connection with Fujitsu’s performance under the Strategic Alliance Agreement/License Agreement;

4.             $801,999.00, resulting from PSI’s alleged breach of the Strategic Alliance Agreement/License Agreement and representing costs allegedly incurred by Fujitsu in the Integrated Offering contemplated in the Strategic Alliance Agreement/License Agreement;

5.             $297,384.00, arising from PSI’s alleged breach of the Strategic Alliance Agreement/License Agreement and representing payments allegedly made to PSI under the Strategic Alliance Agreement/License Agreement, less the value of software actually delivered by PSI;

6.             $84,600.00, plus an undetermined amount, resulting from PSI’s alleged breach of the Strategic Alliance Agreement/License Agreement and representing costs “required to be expended in the development of an alternative to the Integrated Offering;”

7.             “An undertermined amount in excess of $10,828,000 representing an estimate of damages, including, but not limited to, lost profits and loss of market position, and potential punitive damages, resulting from [PSI’s] intentional or negligent misrepresentations in connection with, and inducing [Fujitsu] to enter, the Agreements; and”

8.             “An undetermined amount” resulting from PSI’s alleged breach of the Strategic Alliance Agreement/License Agreement and representing an estimate for damages resulting from PSI’s allegedly wrongful pledge, assignment or transfer of any alleged “account receivable” purportedly due from Fujitsu to PSI, to a third party, and any attempt by that third party to enforce the alleged “account receivable.

F.             On May 29, 2003, the Debtors filed the Debtors’ Objection to Claim of Fujitsu Transaction Solutions. Inc. (Claim No. 681) (the “Objection to Claim”), pursuant to which PSI denied the Claim as follows:

1.             Fujitsu fails to provide any basis for its claim of entitlement to a certain “value” of software from PSI;

2.             No contractual or other legal basis exists that would give rise to PSI’s obligation to pay to Fujitsu $500,000.00 allegedly received by PSI from Johnson & Johnson;

3.             PSI denies any allegation of breach by Fujitsu. Under the Strategic Alliance Agreement, PSI and Fujitsu were to work together on the Integrated Offering Project after first agreeing on specific development details (e.g., personnel, time period, completion schedule, etc.) to be memorialized in mutually agreed Statements of Work. No Statement of Work for the initial phase of development or any other phases was ever prepared. Accordingly, no actual performance obligations ever materialized;

4.             The over $10 million in estimated damages alleged are barred by, among other things, sections 10 and 23 of the License Agreement;

5.             Fujitsu fails to allege or document any efforts by Fleet to collect any account receivable, any damages arising therefrom or any basis for a right of reimbursement from PSI. To the extent PSI were to be found co-liable with Fujitsu to Fleet on account of such account receivable, section 502(e)(l)(B) of the Bankruptcy Code provides for the disallowance of such claim.

Fujitsu disputes the allegations set forth in the Objection to Claim.

G.            PSI asserts that Fujitsu is in breach of the License Agreement and is obligated to PSI on account of the unpaid License Fee. Fujitsu disputes this assertion.

H.            Fleet contends that PSI has assigned the License Fee to Fleet and that Fleet is entitled to collect the License Fee from Fujitsu. Fujitsu disputes Fleet’s contentions.

I.              Except as otherwise expressly provided herein, the parties each desire to settle all disputes between or among each of them, as well as any and all issues or claims which could have been or might be asserted against any other party arising directly or indirectly from the Professional Services Agreement, License Agreement, Integrated Offering Project, License Fee, Strategic Alliance Agreement, Claim and Objection to Claim. The parties hereto believe this Agreement represents a fair and reasonable compromise of disputed issues among them.

THEREFORE, to avoid the substantial expense and inconvenience of litigation, and in consideration of the promises and agreements hereinafter set forth, IT IS HEREBY AGREED, by and between the undersigned, as follows:

AGREEMENT

1.             Stipulation.

Fujitsu shall have an allowed general unsecured claim in the amount of $2,838,525.00 (the “Settled Claim”), which amount is calculated by combining the elements of Fujitsu’s Claim described in paragraphs E. 1 and E. 2., above. On account of, and in full and final satisfaction of such Settled Claim, upon the Effective Date of the Fourth Amended Plan of Reorganization of Peregrine Systems Inc. and Peregrine Remedy Inc. dated May 29, 2003, or subsequent iteration thereof (the “Plan”), PSI shall pay to Fujitsu a single cash payment of $1,500,000.00 in accordance with instructions given by Fujitsu, and PSI shall provide the Products and associated maintenance and support services described in the immediately following paragraph.

Fujitsu shall have the right to acquire from PSI up to $800,000.00 of PSI’s generally available products (the “Products”) and associated maintenance and support services, for Fujitsu’s internal use only, including in providing services to Fujitsu customers, but Fujitsu shall not be entitled to distribute or sublicense the Products to Fujitsu customers. For clarification, Fujitsu shall not be entitled to provide application service provider (ASP) or other hosting services, managed operations services or outsourcing services using the Products unless the customers have licensed the Products directly from PSI and PSI has consented to the arrangement in accordance with its standard procedures for doing so for other providers of such services, provided, however, that Fujitsu shall be entitled to allow its customers “Casual User” use and/or access to the Products, but only to the same extent as Fujitsu allows its customers use and/or access to Fujitsu’s systems (of which the Products would be a part) in the course of performing services to such customers. “Casual User” means (i) for PSI’s ServiceCenter product, the right to open problem tickets, query the status of open tickets, and query ServiceCenter’s “IR Expert” function to access documented solutions to known problems, and (ii) for PSI’s AssetCenter product, the right to view and query the data maintained in AssetCenter, but not to input, change or manipulate the data in any way. Products and associated maintenance and support services shall be acquired by Fujitsu and provided by PSI as follows:

a.             The Products shall be priced at a forty percent (40%) discount from PSI’s list price and licensed to Fujitsu on PSI’s standard end user terms;

b.             PSI shall provide maintenance and support services to Fujitsu on substantially similar terms as those offered to other PSI customers;

c.             Fujitsu shall pay PSI for maintenance and support services at ten percent (10%) of the then current list price; and

d.             Fujitsu must order all Products within five (5) years of the date of this Agreement.

Fujitsu shall have no liability to PSI, to Fleet or to any other person or entity on account of the License Fee or Schedule A, or any portion thereof, or any amounts related thereto.

Fujitsu shall withdraw its bid to sell PSI products to Nordstrom, Inc., or its affiliates (“Nordstrom”). Fujitsu expressly consents to PSI’s solicitation of and pursuit of a business transaction with Nordstrom in PSI’s sole and absolute discretion.

The Professional Services Agreement, Schedule A, License Agreement, Strategic Alliance Agreement and all other agreements and other rights and obligations of and between PSI and Fujitsu, including, without limitation, Fujitsu’s right to resell, sublicense, host or outsource PSI products, other than those set forth in this Agreement, are deemed terminated, null and void and of no further force and effect.

This Agreement is subject to and contingent upon approval by the Court in the Cases and is of no force and effect if not so approved. This Agreement is also subject to and contingent upon confirmation of the Plan, including any subsequent iteration or amendment of the Plan. In the event that the Plan is amended and such amendment materially and adversely changes the treatment presently proposed to be afforded to Fleet, is denied confirmation and is not subject to further amendment or reconsideration, is withdrawn without proposal of an amendment or subsequent iteration, or the Cases are dismissed or converted to cases under Chapter 7 without confirmation of the Plan, then this Agreement shall be of no further force and effect and the Stipulation, including the releases and waivers in the Agreement, shall be of no force and effect. Fujitsu, Fleet and PSI shall be restored to all legal and equitable rights, claims, defenses and positions that they held with regard to the matters referred to in the Recitals, as if the Agreement had never been executed.

Pending approval by the Court of this Agreement and confirmation of the Plan, the Objection to Claim shall be taken off calendar without prejudice, with all rights, claims, defenses and positions of the parties being preserved in the event that the Objection to Claim is restored to the calendar. In the event that this Agreement is not approved by the Bankruptcy Court, and/or the Plan is not confirmed, PSI may restore the Objection to Claim to the Court’s calendar provided, however, that the hearing date shall be set so as to give Fujitsu forty-five (45) days from service of the notice of hearing to file and serve its response in opposition to the Objection to Claim. In the event that approval of this Agreement can not be noticed for hearing at or before the hearing on Plan confirmation, PSI and Fujitsu shall stipulate to an estimation of Fujitsu’s Claim Number 681 in the amount of $2,838,525 for purposes of voting on the Plan.

2.             Release by PSI.

Save and except for the obligations owing pursuant to this Agreement, PSI knowingly, voluntarily, unconditionally, irrevocably and absolutely releases and discharges Fujitsu and Fleet, and each of them; and any and all of Fujitsu’s and Fleet’s parent and subsidiary corporations, divisions and affiliates, as well as Fujitsu’s and Fleet’s respective employees, officers, directors, agents, attorneys, predecessors-in-interest, successors-in-interest, and assigns (collectively, the “PSI Releasees”), from any and all claims, demands, damages, liabilities, obligations, costs and expenses, including, without limitation, attorneys’ and consultants’ fees, actions and causes of action, whether sounding in contract, tort, equity or otherwise, which PSI has or may have against the PSI Releases, or any of them, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Professional Services Agreement, Schedule A, License Agreement, License Fee, Integrated Offering Project, Strategic Alliance Agreement, Claim, Settled Claim and Objection to Claim.

3.             Release by Fujitsu.

Save and except for the obligations owing pursuant to this Agreement, Fujitsu, knowingly, voluntarily, unconditionally, irrevocably and absolutely releases and discharges PSI and Fleet and each of them; and any and all of PSI’s and Fleet’s respective parent and subsidiary corporations, divisions and affiliates, as well as all of PSI’s and Fleet’s respective employees, officers, directors, agents, attorneys, predecessors-in-interest, successors-in-interest, and assigns (collectively, the “Fujitsu Releasees”), from any and all claims, demands, damages, liabilities, obligations, costs and expenses, including, without limitation, attorneys’ and consultants’ fees, actions and causes of action, whether sounding in contract, tort, equity or otherwise, which Fujitsu has or may have against the Fujitsu Releasees, or any of them, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Professional Services Agreement, Schedule A, License Agreement, License Fee, Integrated Offering Project, Strategic Alliance Agreement, Claim, Settled Claim and Objection to Claim.

4.             Release by Fleet.

Save and except for the obligations owing pursuant to this Agreement, Fleet knowingly, voluntarily, unconditionally, irrevocably and absolutely releases and discharges FSI and Fujitsu, and each of them; and any and all of PSI’s and Fujitsu’s parent and subsidiary corporations, divisions and affiliates, as well as all of PSI’s and Fujitsu’s respective employees, officers, directors, agents, attorneys, predecessors-in-interest, successors-in-interest, and assigns (collectively, the “Fleet Releasees”), from any and all claims, demands, damages, liabilities, obligations, costs and expenses, including, without limitation, attorneys’ and consultants’ fees, actions and causes of action, whether sounding in contract, tort, equity or otherwise, which PSI or Fujitsu has or may have against the Fleet Releasees, or any of them, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the Professional Services Agreement, Schedule A, License Agreement, License Fee, Integrated Offering Project, Strategic Alliance Agreement, Claim, Settled Claim and Objection to Claim.

5.             Waiver of Unknown Claims.

The parties hereto each understands and acknowledges that there are laws which may invalidate releases of claims which are unknown to the releasing party. Each of the parties hereto expressly acknowledges and agrees that it is hereby waiving and relinquishing any and all rights which it has or might have against the parties released by it or him pursuant to this Agreement, or any of them, under such laws.

In connection with such waiver and relinquishment, each of the parties hereto acknowledges that it is aware that it may later discover facts in addition to or different from those which it currently knows or believes to be true with respect to the subject matters of this Agreement, but that it is its intention to hereby fully, finally, and forever release all of the matters and claims identified in the releases contained herein which now exist, may exist, or previously existed between it, him, and/or any of the parties released by this Agreement, whether known or unknown, suspected or unsuspected. In furtherance of such intent, the releases in this Agreement shall be and remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts by the parties hereto, or by any person acting on any of their respective behalves.

6.             Promise Not To Prosecute.

Each of the parties hereto agrees that it will never individually, collectively, or in conjunction with any other person or entity, prosecute or allow to be prosecuted on its behalf, or in any way commence, assist or aid, except as required by due legal process, any lawsuit, charge or proceeding, in any administrative agency, arbitration or court, whether state or federal, or any claim or demand of any type related to any matter which has been released by it or him as provided above, it being the intention of the parties that with the execution of this Agreement, and upon compliance with the terms hereof, the released parties, persons, and entities will be absolutely, unconditionally and forever discharged of and from all obligations related in anyway to the matters discharged and released herein. The parties hereto each further agrees that should it prosecute or cause to be prosecuted any claim which has been released by it pursuant to this Agreement, then any party against whom such claim is asserted may raise all claims and defenses originally available to it or him, notwithstanding the release executed herein. In the event of any breach of this section, the aggrieved party or parties shall be entitled to recover from the breaching party or parties not only the amount of any judgment which may be awarded against the breaching party or parties, but also such other damages, costs, and expenses as may be incurred by the aggrieved party or parties, or any of them, including attorneys’ fees and expenses in defending against or seeking to stop any lawsuit or proceeding brought in violation of this promise not to sue.

7.             No Admission Of Liability.

By entering into this Agreement, none of the parties hereto makes any admission that it engaged, or is now engaging, in any unlawful, improper, or negligent conduct. It is understood that this settlement is not an admission of liability, but is in compromise of disputed claims which remain untested; and that the parties hereto each specifically deny liability for any wrongs alleged by any other party, and intend merely to avoid litigation and the expenses relating thereto by entering into this Agreement.

8.             Modifications.

This Agreement may be amended only by a written instrument executed by all parties hereto.

9.             Entire Agreement.

This Agreement, together with the attachments hereto, constitute the entire agreement between the parties hereto, superseding any and all prior agreements, representations, and promises, whether oral or in writing.

10.          Severability.

Should it be determined by a court that any term of this Agreement is unenforceable, that term shall be deemed to be deleted. However, the validity and enforceability of the remaining terms shall not be affected by the deletion of the unenforceable term.

11.          No Waiver Of Breach.

A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.          Binding on Successors.

The parties agree that this Agreement shall be binding on, and inure to the benefit of, the parties or their successors, heirs and/or assigns.

13.          No Assignment of Rights.

The parties to this Agreement each warrant and represent that it has not assigned or transferred to any person or entity not a party to this Agreement, any matter released pursuant to this Agreement. The parties each further agree to defend, indemnify and hold the other harmless from any and all claims based on or arising out of any such assignment or transfer made, purported, or claimed.

14.          Interpretation.

Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

15.          Headings.

The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

16.          Enforcement.

In the event legal action is commenced to enforce or interpret this Agreement or for declaratory relief with respect thereto, the prevailing party or parties in such action shall be entitled to recover from the losing party or parties the attorneys’ fees and costs incurred by the prevailing party or parties in such action.

17.          Signatories’ Representations.

The parties executing this Agreement and the Stipulation represent and warrant that they have the authority to enter into this Agreement and the Stipulation on their own behalf and/or on behalf of their employer and/or principal; and to bind all persons or entities who may claim through them. The parties each further warrants that it has neither filed nor caused to be filed any claims or actions against any of the parties released herein which is not the subject of the releases set forth above. The parties hereto covenant to defend, indemnify and hold each other harmless from any liability, losses, claims, damages, costs or expenses, including attorneys’ fees, arising from any breach of the warranties set forth herein.

18.          Counterparts.

This Agreement may be executed in counterparts and shall be binding on all parties when all have signed an original of this Agreement.

19.          Governing Law.

This Agreement shall be construed in accordance with the laws of the State of California.

20.          Jurisdiction.

The parties agree that the Court presiding over the Cases shall have exclusive jurisdiction regarding any dispute relating to this Agreement or the interpretation of any provision hereof. The parties further agree not to contest such exclusive jurisdiction.

21.          Advice of Legal Counsel.

By executing this Agreement, each party represents and acknowledges that it has relied upon the legal advice of counsel of its own choice regarding the settlement and compromise of this case and at all times relevant to and throughout the negotiation of this Agreement and in connection with the preparation and execution of this Agreement.

22.          Signatures of Parties.

By their signatures below, the parties represent that they have read the foregoing Agreement and fully understand and agree to each and all of the terms and conditions set forth herein.

WHEREFORE, the parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement, fully understand each and every provision contained herein, and have executed this Agreement on the date shown below.

Dated:	, 2003	PEREGRINE SYSTEMS, INC.

		By:	/s/ Ken Sexton
		Its:	Ken Sexton, CFO

Dated:	, 2003	FUJITSU TRANSACTION SOLUTIONS, INC.

By:
Its:

FLEET BUSINESS CREDIT LLC

Dated:	, 2003
By:
Its:

10

By their signatures below, the parties represent that they have read the foregoing Agreement and fully understand and agree to each and all of the terms and conditions set forth herein.

WHEREFORE, the parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement, fully understand each and every provision contained herein, and have executed this Agreement on the date shown below.

Dated:		, 2003	PEREGRINE SYSTEMS, INC.

By:
Its:

Dated:	July 2	, 2003	FUJITSU TRANSACTION SOLUTIONS, INC.

			By:	/s/ [ILLEGIBLE]
			Its:	VP/Associate General Counsel/Assistant Secretary

FLEET BUSINESS CREDIT LLC

Dated:		, 2003
By:
Its:

10

By their signatures below, the parties represent that they have read the foregoing Agreement and fully understand and agree to each and all of the terms and conditions set forth herein.

WHEREFORE, the parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement, fully understand each and every provision contained herein, and have executed this Agreement on the date shown below.

Dated:	, 2003	PEREGRINE SYSTEMS, INC.

By:
Its:

Dated:	, 2003	FUJITSU TRANSACTION SOLUTIONS, INC.

By:
Its:

FLEET BUSINESS CREDIT, LLC

Dated:	, 2003
		By:	/s/ [ILLEGIBLE]
		Its:	Senior Vice President